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                       Dime Bancorp, Inc. and Subsidiaries
                                   Exhibit 12
                       Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                                                    For the
                                                                               Three Months Ended
                                                                                    March 31,
                                                                             ---------------------
                                                                               1999         1998
                                                                             --------     --------
Excluding Interest on Deposits from Fixed Charges
Earnings:
    Income before income taxes and extraordinary items                       $ 93,599     $ 84,189
    Fixed charges                                                              87,889      100,945
                                                                             --------     --------
            Total earnings as adjusted                                       $181,488     $185,134
                                                                             ========     ========

Fixed charges:
    Interest expense on borrowed funds                                       $ 84,273     $ 97,860
    Portion of rent expense deemed representative of interest factor (1)        3,616        3,085
                                                                             --------     --------
            Total fixed charges                                              $ 87,889     $100,945
                                                                             ========     ========

Ratio of earnings to fixed charges excluding interest on deposits               2.06x        1.83x


Including Interest on Deposits in Fixed Charges
Earnings:
    Income before income taxes and extraordinary items                       $ 93,599     $ 84,189
    Fixed charges                                                             207,731      239,973
                                                                             --------     --------
            Total earnings as adjusted                                       $301,330     $324,162
                                                                             ========     ========

Fixed charges:
    Interest expense on borrowed funds                                       $ 84,273     $ 97,860
    Interest expense of deposits                                              119,842      139,028
    Portion of rent expense deemed representative of interest factor (1)        3,616        3,085
                                                                             --------     --------
            Total fixed charges                                              $207,731     $239,973
                                                                             ========     ========

Ratio of earnings to fixed charges including interest on deposits               1.45x        1.35x

(1)  Represents one-third of total rent expense.


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